NTN Buzztime, Inc. Reports Second Quarter 2017 Results

CARLSBAD, Calif., August 2, 2017 — NTN Buzztime, Inc. (NYSE American: NTN) reported financial results for the second quarter ended June 30, 2017.

●     Recorded GAAP net loss of $164,000 in Q2 2017, a $686,000 improvement compared to Q2 2016

●     Reported positive EBITDA for fifth consecutive quarter

●     Regained NYSE American listing compliance

●     Signed Licensing Agreement with Scientific Games

“In the second quarter of 2017, we grew revenue, increased deferred revenue, and posted our fifth consecutive quarter of positive EBITDA while we furthered our strategic initiatives,” said Ram Krishnan, NTN Buzztime CEO. “Regarding our deployment of order and payment at Buffalo Wild Wings, we have begun ordering equipment and delivering integrations. And, for these efforts, we received a prepayment for equipment and services that is reflected in our second quarter results. In addition, we launched a new vertical, by partnering with Scientific Games, a leading player in the casino industry. We are leveraging our trivia content to create a bonusing game that lives on slot machines. We continue to make progress with our plans to unveil our next gen tablet with NFC capabilities that will enable Apple Pay, Android Pay and Samsung Pay in the fourth quarter. With steady execution and ongoing innovation, we believe we will drive long-term shareholder value.”

Financial Results for the Second Quarter Ended June 30, 2017

Total revenues were $5.5 million for the second quarter of 2017, up from $5.4 million for the second quarter of 2016 and up from $5.2 million for the first quarter of 2017. The increase reflects higher other revenue that was partially offset by reduced subscription revenue due to lower site count. Direct costs were $1.6 million, down from $1.8 million for the same period in 2016 due to the lower sales-type lease revenues as well as reduced depreciation expense. Gross margin increased to 71%, from 66% in the prior year quarter. Selling, general and administrative expenses were $3.9 million, compared to $4.2 million for the same period in 2016. Net loss was $164,000, or $0.07 per share, compared to a net loss of $850,000, or $0.46 per share, for the second quarter of 2016. EBITDA increased to $516,000, from $38,000 in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive for the second quarter of 2017, EBITDA may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Financial Results for the Six Months Ended June 30, 2017

Total revenues were $10.8 million, compared to $10.9 million for the six months ended June 30, 2016. Gross margin increased to 68%, up from 64% for the prior year period. Net loss, including $750,000 of non-recurring other income recorded in the first quarter, was $254,000, or $0.11 per share, compared to a net loss of $1.9 million, or $1.03 per share, for the prior year period. EBITDA for the first six months of 2017 grew to $1.2 million, up from an EBITDA loss of $100,000 for the prior year period.

Metric Review for the Quarter Ended June 30, 2017

The site count was 2,768 venues at June 30, 2017, compared to 2,788 as of March 31, 2017. Management anticipates the net site count will continue to fluctuate. As of June 30, 2017, BEOND platform installations increased to 2,125 venues, or 77% of the installed base, compared to 2,057 venues, or 74% of the installed base, as of March 31, 2017.

Liquidity

Cash and cash equivalents were $6.8 million at June 30, 2017, compared to $6.1 million at March 31, 2017 and $5.7 million at December 31, 2016 and total deferred revenue was $3.9 million, up from $1.3 million at December 31, 2016. Working capital as of June 30, 2017 was $577,000, compared to $1.1 million at March 31, 2017 and $4.0 million as of December 31, 2016. The changes reflect the outstanding revolver with the primary lender becoming current as well as the deferred revenue related to a prepayment for equipment and services.

In May, NYSE Regulations Inc. notified NTN Buzztime that it had regained compliance with the NYSE American continued listing standards related to shareholders’ equity with which it was previously not compliant.

Conference Call

Management will review the results on a conference call with a live question and answer session today, August 2, 2017, at 4:30 p.m. ET. To access the call, please use passcode 56984477:

● (877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or

● (678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until August 9, 2017.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include statements about our growth plans, the expansion of our partnership with Buffalo Wild Wings, delivery of order and payment technology, diversification of revenue streams and the value of our product to our customers and their guests. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 136 million games were played in 2016 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT: Kirsten Chapman/Becky Herrick, LHA Investor Relations, 415-433-3777, buzztime@lhai.com

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(In thousands, except par value amount)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$6,834	$5,686
Accounts receivable, net	761	928
Income taxes receivable	7	—
Site equipment to be installed	2,463	2,998
Prepaid expenses and other current assets	2,158	1,050
Total current assets	12,223	10,662

Fixed assets, net	3,159	3,101
Software development costs, net	1,228	970
Deferred costs	850	904
Goodwill	968	937
Intangible assets, net	4	29
Other assets	100	92

Total assets	$18,532	$16,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,022	$247
Accrued compensation	738	1,060
Accrued expenses	438	697
Sales taxes payable	95	142
Income taxes payable	—	4
Current portion of long-term debt	5,196	2,988
Current portion of obligations under capital leases	156	155
Current portion of deferred revenue	3,836	1,059
Other current liabilities	165	291
Total current liabilities	11,646	6,643

Long-term debt	264	5,123
Obligations under capital leases	181	259
Deferred revenue	111	219
Deferred rent	281	371
Other liabilities	15	12
Total liabilities	12,498	12,627

Commitments and contingencies

Shareholders’ equity:
Series A convertible preferred stock, $0.005 par value, 156 and 5,000 shares designated at June 30, 2017 and December 31, 2016, respectively; $156 liquidation preference and 156 shares issued and outstanding at June 30, 2017 and December 31, 2016	1	1
Common stock, $0.005 par value, 15,000 and 168,000 shares authorized at June 30, 2017 and December 31, 2016, respectively; 2,513 and 2,261 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	13	11
Treasury stock, at cost, 10 shares at June 30, 2017 and December 31, 2016	(456)	(456)
Additional paid-in capital	134,485	132,315
Accumulated deficit	(128,288)	(128,026)
Accumulated other comprehensive income	279	223
Total shareholders’ equity	6,034	4,068

Total liabilities and shareholders’ equity	$18,532	$16,695

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Subscription revenue	$4,232	$4,355	$8,458	$8,729
Sales-type lease revenue	223	301	408	697
Other revenue	1,094	751	1,914	1,463
Total revenues	5,549	5,407	10,780	10,889

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,631	1,840	3,474	3,876
Selling, general and administrative	3,858	4,153	7,992	8,353
Depreciation and amortization (excluding depreciation and amortization included in direct costs	86	110	174	224
Total operating expenses	5,575	6,103	11,640	12,453
Operating loss	(26)	(696)	(860)	(1,564)
Other (expense) income, net	(132)	(149)	618	(303)
Loss before income taxes	(158)	(845)	(242)	(1,867)
Provision for income taxes	(6)	(5)	(12)	(24)
Net loss	$(164)	$(850)	$(254)	$(1,891)

Net loss per common share – basic and diluted	$(0.07)	$(0.46)	$(0.11)	$(1.03)

Weighted average shares outstanding – basic and diluted	2,494	1,839	2,375	1,839

Comprehensive loss:
Net loss	$(164)	$(850)	$(254)	$(1,891)
Foreign currency translations adjustment	41	2	56	115
Total comprehensive loss	$(123)	$(848)	$(198)	$(1,776)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Six months ended June,
	2017	2016
Cash flows provided by operating activities:
Net loss	$(254)	$(1,891)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,130	1,487
Provision for doubtful accounts	40	24
Excess and obsolete site equipment to be installed expense	24	27
Stock-based compensation	234	223
Amortization of debt issuance costs	26	18
Issuance of common stock in lieu of cash payment for bonus compensation	164	—
Impairment of capitalized software	4	—
Loss from disposition of equipment	6	6
Changes in assets and liabilities:
Accounts receivable	127	254
Site equipment to be installed	(218)	265
Prepaid expenses and other liabilities	(1,121)	131
Accounts payable and accrued expenses	148	(254)
Income taxes	(12)	(10)
Deferred costs	55	141
Deferred revenue	2,669	27
Deferred rent	(90)	(81)
Other liabilities	(126)	(354)
Net cash provided by operating activities	2,806	13

Cash flows used in investing activities:
Capital expenditures	(339)	(291)
Software development expenditures	(362)	(175)
Net cash used in investing activities	(701)	(466)

Cash flows (used in) provided by financing activities:
Net proceeds from issuance of common stock related to registered direct offering	1,773	—
Proceeds from long-term debt	—	2,114
Payment on long-term debt	(2,651)	(1,311)
Debit issuance costs of long-term deb	(22)	(2)
Principal payments on capital lease	(77)	(42)
Payment of preferred stockholder dividends	(8)	(8)
Payments to cashed-out stockholders in connection with reverse/forward split	—	(3)
Net cash (used in) provided by financing activities	(985)	748

Net increase in cash and cash equivalents	1,120	295
Effect of exchange rate on cash	28	53
Cash and cash equivalents at beginning of period	5,686	3,223
Cash and cash equivalents at end of period	6,834	3,571

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Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net loss per GAAP	$(164)	$(850)	$(254)	$(1,891)
Interest expense, net	123	153	282	280
Income tax provision	6	5	12	24
Depreciation and amortization	551	730	1,130	1,487
Total EBITDA	$516	$38	$1,170	$(100)

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